EXHIBIT 10.3

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into this ____ day of March, 2011 by and among EMERGING FUELS TECHNOLOGY INC. , a _______ corporation with a principal place of business located at 6024 S. 116th E. Avenue, Tulsa, Oklahoma  74146 (“EFT”), and CARBON SCIENCES INC., a Nevada corporation with a principal place of business located at Suite C, 5511 Ekwill Street, Santa Barbara, California, 93111 (the “Company”).

RECITALS

WHEREAS, the Company is in need of catalyst analysis assistance, catalyst enhancement, catalyst development and other consulting services related to the Company’s business of developing a commercial grade catalyst and related processes and technologies for the dry reforming of methane into synthesis gas (the “Technology Field”); and

WHEREAS, EFT has agreed to perform consulting work for the Company in providing technical / engineering support and consulting services and other related activities as directed by the Company and as specified in the February 11, 2011 Proposal to Carbon Sciences to Provide Laboratory Services to Support the Development of Catalytic Process to Convert CO2 and Methane to Syngas;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants, promises and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant, promise and agree as follows:

1. EFT's Services. EFT shall be available and shall provide to the Company professional consulting services in the Technology Field, including prototype catalyst enhancement, commercial catalyst research and development, and engineering support (“Consulting services”) as requested. When requested by the Company, EFT agrees to render Consulting services to the Company for the term of this Agreement through the provision of the services of its employees, including but not limited to its principal owners, Kenneth Agee, Dr. Rafael Espinoza, and Dr. Kim Arcuri (the “EFT Employees”). EFT’s duties and obligations shall consist of such duties and obligations as reasonably requested by the Chief Executive Officer (“CEO”) of the Company. EFT also agrees to submit to the Company, in written form, any results of EFT’s work under this Agreement (“Results”) and all documentation of work performed under this Agreement upon request and in a timely manner.

2. Consideration.

A. Rate.  In consideration for the Consulting Services to be performed by EFT under this Agreement, the Company will pay EFT at the standard rates as outlined in Exhibit A for time spent on Consulting Services. EFT shall submit written, signed reports of the time spent performing Consulting Services, itemizing in reasonable detail the dates on which services were performed, the number of hours spent on such dates and a brief description of the services rendered. The Company shall pay EFT the amounts due pursuant to submitted reports within 30 days of the EFT’s invoice date.

B. Expenses. Additionally, the Company will pay EFT for the following expenses if incurred while the Agreement between EFT and the Company exists and if the amounts are reasonable under the circumstances:

- All travel expenses to and from all work sites

- Meal expenses;

- Administrative expenses;

- Lodging Expenses if work demands overnight stays; and

- Miscellaneous travel-related expenses (parking and tolls)

EFT shall submit written documentation and receipts itemizing the amounts and dates on which expenses were incurred in a format and manner consistent with the Company’s expense reporting policy. The Company shall pay EFT the amounts due pursuant to submitted expense invoices within 30 days of the EFT’s invoice date.

3. Independent Contractor.  Nothing herein shall be construed to create an employer-employee relationship between the Company and EFT and/or the EFT Employees. EFT is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due EFT for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of EFT and/or the EFT Employees hereunder. EFT and/or the EFT Employees will not represent to be employees of the Company.

4. Proprietary Information; Inventions; Confidentiality; Further Actions.

A. EFT understands that the Company possesses and will possess Proprietary Information, which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business.  Proprietary Information includes, but is not limited to, information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of Company EFTs, Company customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person.  EFT understands that the contracting arrangement creates a relationship of confidence and trust between EFT and the Company with respect to Proprietary Information.

B. EFT understands that the Company possesses or will possess Company Documents and Materials, which are important to its business. For purposes of this Agreement, “Company Documents and Materials” are documents or other media that contain Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by EFT or by others.  Company Documents and Materials include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, sound recordings, tapes or printouts, and any printed, typewritten or handwritten documents, sample products, prototype and models.

C. All Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company.  EFT hereby assigns to the Company any and all right, title and interest EFT may have or acquire in such Proprietary Information.  Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, EFT hereby waives such Moral Rights and consents to any action consistent with the terms of this Agreement that would violate such Moral Rights in the absence of such consent.  EFT will confirm any such waivers and consents from time to time as requested by the Company.  At all times, both during the period EFT renders services to the Company and after the contracting arrangement is terminated, EFT will keep in confidence and trust and will not use or disclose any Proprietary Information without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of rendering services to the Company.

D. All Company Documents and Materials are and shall be the sole property of the Company. EFT agrees that during the period EFT renders services to the Company, EFT will not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as required to do in connection with rendering services to the Company. EFT further agrees that, immediately upon the Company's request and in any event upon completion of EFT's services to the Company or any termination of the contracting relationship by EFT or Company for any reason, EFT will return all Company Documents and Materials and any Company apparatus, equipment and other physical property, or any reproduction of such property, excepting only EFT’s copy of this Agreement.

E. EFT will promptly disclose in writing to the CEO of the Company, or to any other persons designated by the Company, all “Inventions.” For purposes of this Agreement, “Inventions” shall mean all improvements, inventions, works of authorship, computer programs, formulas, ideas, processes, designs, techniques, trade secrets, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by EFT on behalf of the Company in connection with the services provided to the Company hereunder, either alone or jointly with others, during the period.  EFT renders services to the Company.  EFT will also disclose to the CEO of the Company all things that would be Inventions if made during the period EFT renders Services to the Company, conceived, reduced to practice, or developed by EFT within 12 months of the completion of EFT’s services to the Company which resulted in whole or in part, from the EFT’s prior contracting arrangement with Company.  EFT will not disclose Inventions to any person outside the Company unless requested to do so by management personnel of the Company.

F. EFT agrees that all Inventions which EFT makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the period EFT renders services to the Company shall be the sole property of the Company.  EFT agrees to assign and hereby assigns to the Company all rights to any such Inventions.  The Company shall be the sole owner of all patents, copyrights and other intellectual property or other rights in connection therewith.

G. EFT agrees that if during the period EFT renders services to the Company, without the written permission of an officer of the Company, EFT incorporates into a product, process or machine an invention, development, or discovery owned by EFT, or in which EFT has an interest, the Company shall be and is hereby granted a worldwide, irrevocable, perpetual, non-exclusive, sublicenseable, transferable, fully paid-up, royalty-free license to practice such invention, development, or discovery and to make, have made, use, sell, lease, distribute or otherwise transfer such Invention, development, or discovery or any derivatives thereof as part of or in connection with any product, process or machine, without restriction to the extent of EFT’s ownership or interest in such invention, development, or discovery or any derivatives thereof.

H. EFT agrees to perform, during and after the period EFT renders services to the Company, all acts reasonably necessary to permit and assist the Company, without further compensation but at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, trade secret rights, copyrights, trademark rights or any other rights in connection with such Inventions and improvements thereto in any and all countries.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings, provided that Company shall reimburse EFT for any time spent by EFT in providing such assistance or cooperation at the rate of $200 per hour, if EFT is not currently providing services to the Company under the terms of this Agreement.

I. During the term of this Agreement, and for ten (10) years afterward, (i) EFT must hold in strict confidence any Confidential Information (as defined below), (ii) EFT must not disclose to any third party any Confidential Information unless he has first received approval to make such disclosure or such disclosure is required during the term of this Agreement in order to carry out  EFT’s day-to-day activities in fulfillment of its duties hereunder, and (iii) EFT may not use Confidential Information for any use or purpose other than providing the services hereunder.This paragraph applies to any and all EFT Employees and agents that are providing services to Company under this Agreement.

J. For purposes of this Agreement, "Confidential Information" means technical data, trade secrets or know-how, such as research, product plans, products, services, customer lists, vendors and customers (including customers and prospective customers of Company on whom EFT calls or with whom EFT becomes acquainted during the term of this Agreement), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to EFT by Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Confidential Information may include items obtained by Company from a third party, but which it is required to keep secret.  Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Consultant or of others who were under confidentiality obligations as to the item or items involved.

5. Non-Competition; Non-Solicitation.

During the term of this Agreement, and the twenty-four (24) months following the termination of this Agreement, the following provisions apply:

A. EFT will not solicit the employment of any person who is then engaged by Company as an employee, consultant or advisor, or who was engaged by Company as an employee, consultant or advisor within the prior 12 month period, on behalf of EFT or any other person(s) or entity(ies).  Failure to comply will result in a penalty equal to the annual salary of the recruited employee and shall be paid to the other party for the loss of such employee’s services.

B. EFT and the EFT Employees will not engage in any other employment, occupation, consulting or other business activity directly related to the business, or Technology Field, in which Company is now involved or becomes involved during the term of this Agreement, nor will EFT engage in any other activities that conflict with its obligations to Company.

C. EFT will not engage in any other activity, alone or in concert with any other(s), which serves to solicit, entice, or in any way divert any of the Company’s employees, customers, prospects, business opportunities, investors, or suppliers to do business with any business entity in competition with Company or that could otherwise impair or harm the interests of Company.

D. EFT will not engage in any employment, occupation, consulting or other business activity individually or with any third party with whom Company is engaged in a business relationship (whether as customer, subcontractor, supplier, investor, or otherwise). A list of such third parties to whom this subparagraph applies will be prepared by Company and delivered to EFT promptly following termination of this Agreement.

6. Term. This Agreement shall commence immediately upon execution of this Agreement.  The Agreement and all rights, duties, and obligations will cease and terminate upon formal notification to the EFT by the Company or a formal 30 day notice to the Company by the EFT or failure of the parties to perform the duties specified under this agreement. If the Company terminates this agreement at any time, the EFT shall be paid for all services and expenses incurred prior to the termination.

7. Notice.  Parties have a 30 day right to cure any performance deficiency under this agreement upon written notice provided by the other party. Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate party at the address set forth below:

A. Notices to EFT:

EMERGING FUELS TECHNOLOGY
Attn: Kenneth L. Agee, President
6024 S. 116th E. Ave.
Tulsa, OK  74146

Phone:   918-286-6802                                           Fax:  918-286-6801

B. Notices to the Company:

Carbon Sciences Inc.
Attn: Byron H. Elton, President
5511 Ekwill Street Suite C
Santa Barbara, CA  93111

Phone:  805-456-7002                                            Fax:  805-681-1300

8. Miscellaneous.

A. Entire Agreement and Amendments.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

B. Binding Effect, Assignment.  This Agreement shall be binding upon and shall inure to the benefit of EFT and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by EFT of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

C. Indemnification.  In the event the EFT and Company, their employees, agents, or subcontractors enter premises occupied by or under the control of the other in performance of this Agreement, each party shall indemnify and hold harmless the other party, its officers and employees from any loss, damage expense, or liability by reason of property damage or personal injury of whatsoever nature or kind arising out of or in connection with such performance occasioned in whole or in part by the actions or omissions of the other its employees, agents or subcontractors.  Without in any way limiting the foregoing undertakings, each party and its subcontractors shall maintain public liability and property damage insurance in reasonable limits covering the obligations set forth above and shall maintain proper workman’s compensation insurance covering all employees performing this agreement.

D. Assignment.  Neither party to this Agreement shall assign nor transfer its duties or interest therein without the expressed written authorization by the other party.

E. Disputes.

F. Arbitration. Except as provided in Section 7.5(B) below, any dispute or controversy arising out of or relating to this Agreement must be resolved by binding contractual arbitration to be held within the County of Los Angeles, State of California, in accordance with the Code of Civil Procedure of the State of California.  The arbitrator may grant injunctions or other relief in any such dispute or controversy.  The decision of the arbitrator shall be final, binding, and non-appealable.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  Company and EFT shall each pay one-half of the costs and expenses of such arbitration. At the conclusion of such arbitration the prevailing party shall be entitled to recover from the other party the reasonable attorney fees (as determined by the arbitrator) and court costs incurred in said arbitration proceeding and in any ensuing enforcement and collection proceedings.

G. Equitable Remedies.  With respect to those sections of this Agreement which would be a proper subject of equitable relief under California law, Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision(s) of this Agreement.  The parties mutually agree that no bond or other security shall be required in obtaining such equitable relief and EFT hereby consents to the issuance of such injunction and to the ordering of specific performance.

H.Governing Law, Severability.  This Agreement shall be governed by the laws of the State of California. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

I. Survival.  All obligations under Section 4, Section 5 and Section 6 of this Agreement shall continue in effect after termination of this Agreement, and the Company shall be entitled to communicate EFT’s obligations under this Agreement to any future client or potential client of EFT.

J. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

WHEREFORE, the parties have executed this Agreement as of the date first written above.

Company:		EFT:

CARBON SCIENCES, INC.		EMERGING FUELS TECHNOLOGY, INC.

By:	/s/	By:	/s/
	Byron H. Elton, President		Kenneth Agee, President

Date:		Date:

JWR/opc
3261576_1.DOC
Exhibit A
 Additional Available Services

Analytical Price List

Method	Reference	Unit Cost
Alpha Analysis	EFT Lab	$250.00
High Temp Simulated Distillation	ASTM D6352	$325.00
Low Temp Simulated Distillation	ASTM D2887	$250.00
POA by GC	EFT Lab	$175.00
Alcohols in water	EFT Lab	$150.00
Ash	ASTM D482	$75.00
Flash Point (closed cup)	ASTM D93	$50.00
Acidity	ASTM D1067-06	$25.00
Iso/normal % Carbon Distribution	EFT Lab	$200.00
Kinematic Viscosity @40°C	ASTM D445	$75.00
Chemisorption (duplicate)	EFT Lab	$150.00
Distillation	ASTM D-86	$125.00

Engineering and Laboratory Rates

Research/Engineering Associate	$180/hour
Senior Process Engineer	$155/hour
Process Engineer	$125/hour
Senior Staff Engineer	$100/hour
Staff Engineer	$80/hour
Engineering Intern	$50/hour
Drafting/Technical Drawing	$75/hour
Senior Chemist	$150/hour
Staff Chemist	$100/hour
Lab Technician	$100/hour
Small Lab Reactor	$350/day + gas
Trickle Bed Hydroprocessing Reactor	$400/day + gas